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                                                        Exhibit 10(b)

               Executive Deferred Compensation Plan

                         ARTICLE I
                         PURPOSE

  The purpose of the Sprint Corporation Executive
Deferred Compensation Plan (hereinafter referred to as the "Plan") is to provide funds for retirement or death for executive employees (and their beneficiaries) of Sprint Corporation and its subsidiaries. It is intended that the Plan will aid in retaining and attracting employees of exceptional ability by providing such employees with a means to supplement their standard of living at retirement.

                      ARTICLE II
                      DEFINITIONS

  For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

  2.1 Account Transfer Request. "Account Transfer
Request" means a written notice, in a form prescribed by the Company, by a Participant to transfer all or any portion of one Deferred Benefit Account to another Deferred
Benefit Account as provided for in paragraph 6.7.

  2.2 Beneficiary. "Beneficiary" means the person, persons or entity designated by the Participant, or as provided in Article VIII, to receive any benefits payable under the Plan. Any Participant Beneficiary
Designation shall be made in a written instrument filed with the Company and shall become effective only when received, accepted and acknowledged in writing by the Company.

  2.3 Board. "Board" means the Board of Directors of the Company.

  2.4 Committee. "Committee" means Deferred Compensation
Committee appointed to review the Plan decisions pursuant to Article III.

  2.5 Company. "Company" means Sprint Corporation, or any successor thereto.

  2.6 Compensation. "Compensation" means the Base Salary and Incentive Compensation payable to a Participant during a Plan Year other than a distribution under this plan.

     (a) Base Salary. "Base Salary" means all regular cash remuneration for services, other than such items as Incentive Compensation, payable by the Employer to a Participant in cash during a Plan Year, but before reduction for amounts deferred pursuant to this Plan or any other Plan of the Employer.

     (b) Incentive Compensation. "Incentive
  Compensation" means any annual cash incentive compensation payable by the Employer to a Participant in a Plan Year.

  2.7 Deferral Benefit. "Deferral Benefit" means the benefit payable to a Participant on his retirement, death, disability, or termination of employment as calculated in Article VII hereof.

  2.8 Deferred Benefit Account. "Deferred Benefit
Account" means the accounts maintained on the books of account of the Employer for each Participant pursuant to
Article VI. Separate Deferred Benefit Accounts shall be maintained for each Participant. More than one Deferred Benefit Account shall be maintained for each Participant to reflect (a) Termination and Retirement Interest
Yields, (b) separate deferral elections, and (c) Account
A, Account B, Account AA, and Account BB elections. For Account AA two sub-accounts (a Retirement Deferred
Benefit Account and a Termination Deferred Benefit
Account) shall be maintained to reflect the difference in Interest Yields as provided in Article VI, paragraph
6.4. For Account BB two sub-accounts (a Retirement
Deferred Benefit Account and a Termination Deferred
Benefit Account) shall be maintained to reflect, in the event of a transfer from Account AA to Account BB pursuant to paragraph 6.7, the difference in values of the two sub-accounts of Account AA transferred to Account BB. A Participant's Deferred Benefit Accounts shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant's
Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind. Unless the context requires otherwise, "Deferred Benefit Account" shall mean the aggregate balance of all accounts of a Participant.

  2.9 Determination Date. "Determination Date" means the date on which the amount of a Participant's Deferred
Benefit Account is determined as provided in Article VI hereof. The last day of each calendar month shall be a Determination Date.

  2.10 Disability. "Disability" or "Disabled
Participant" means a physical or mental condition of a Participant resulting in a determination of disability for purposes of receiving benefits under the Employer
Long-Term Disability Insurance Plan.

  2.11 Early Retirement Date. "Early Retirement Date" means the date on which the Participant actually terminates employment following the first day of the month coincidental with or next following a Participant's attainment of age fifty-five (55), but prior to his Normal Retirement Date.

  2.12 Employer. "Employer" means Sprint Corporation, any successor to the business thereof or any affiliate or subsidiary designated by the Board.

  2.13 Internal Revenue Code. "Internal Revenue Code" means Internal Revenue Code of 1986, as amended or supplemented from time to time. References to any section of the Internal Revenue Code shall be to that section as it is renumbered, amended, supplemented or re-enacted.

  2.14 Interest Yield. "Interest Yield" means with respect to any calendar month the Termination Interest
Yield or the Retirement Interest Yield as defined below:

     (a) Termination Interest Yield. The "Termination
  Interest Yield" means (1)in the case of balances in Account AA, the composite yield on Moody's Seasoned
  Corporate Bond Yield Index for the preceding calendar month as determined from Moody's Bond Record published by Moody's Investors Services, Inc. (or any successor thereto), or, if such monthly yield is no longer published, a substantially similar average selected by the Company, and (2) in the case of balances in Account A, the greater of (i) the prime rate in effect at Citibank, N.A. at the opening of business on the first business day of the month, or if said bank, for any reason, no longer publishes its prime rate, the prime rate similarly determined of another major bank selected by the Company and (ii) six percent per annum.

      (b) Retirement Interest Yield. The "Retirement
  Interest Yield" means (1) in the case of balances in Account AA, three percentage points over the Termination Interest Yield, and (2) in the case of balances in Account A, the Termination Interest Yield.

  2.15 Normal Retirement Age. "Normal Retirement Age" means the time at which a Participant attains age sixty-five (65).

  2.16 Normal Retirement Date. "Normal Retirement Date" means the first day of the month coincidental with or next following a Participant's Normal Retirement Age.

  2.17 Participant. "Participant" means any individual who is designated by the Company in accordance with paragraph 4.1 to participate in this Plan and who elects to participate by filing a Participation Agreement as provided in Article IV.

  2.18 Participation Agreement. "Participation
Agreement" means the agreement, in a form prescribed by the Company, filed by a Participant prior to the beginning of the first period in which the Participant's
Compensation is to be deferred pursuant to the Plan and the Participation Agreement. A new Participation
Agreement shall be filed by the Participant for each separate Base Salary deferral election and for each Incentive Compensation deferral election not accompanying a Base Salary deferral election.

  2.19 Pension Make-Up Benefit. "Pension Make-Up Benefit means the benefit provided under paragraph 5.2(b).

  2.20 Pension Make-Up Compensation. "Pension Make-Up
Compensation" means the sum of (a) compensation as determined under the Retirement Plan and (b) Base Salary which are actually deferred under this Plan.

  2.21 Plan. "Plan" means the Sprint Corporation
Executive Deferred Compensation Plan as set forth in this document. This Plan is the successor to, and comprises an amendment and revision of, the United
Telecommunications, Inc. 1985 Executive Deferred
Compensation Plan adopted February 12, 1985.

  2.22 Plan Administrator. "Plan Administrator" means the person appointed by the Company to represent the Company in the administration of this Plan.

  2.23 Plan Year. "Plan Year" means a twelve month period commencing May 1st and ending the following April 30th.
The first Plan Year shall commence on May 1, 1985.

  2.24 Retirement Plan. "Retirement Plan" means the
Sprint Retirement Pension Plan, as amended from time to time.

  2.25 Share Unit. "Share Unit" means a measure of participation under the Plan having a value based on the market value of a share of common stock of the Company.

  2.26 Spouse. "Spouse" means a Participant's wife or husband who was lawfully married to the Participant upon the Participant's retirement, death or severance from service.

  2.27 Transition Date. "Transition Date" means May 1,
1990.

                    ARTICLE III
                    ADMINISTRATION

  3.1 Plan Administrator; Company and Committee; Duties.
This Plan shall be administered by the Committee. The
Committee shall consist of not more than five persons appointed by the Board. The Committee may be a consolidated Committee administering other benefit plans of the Company in addition to this Plan. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. The
Committee may appoint a Benefit Administrative Committee and a Plan Administrator. The Committee may delegate its duties for the day-to-day operations of the Plan to the Plan Administrator and other duties to the Benefit
Administrative Committee. Members of the Committee, the
Benefit Administrative Committee and the Plan
Administrator may be Participants under this Plan.

  3.2 Claim for Benefits. Any claim for benefits under this Plan shall be made in writing to the Plan Administrator.
If a claim for benefits is wholly or partially denied, the Plan Administrator shall so notify the Participant or Beneficiary within 90 days after receipt of the claim. The notice of denial shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall contain (a) the specific reason or reasons for denial of the claim, (b) specific references to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and (d) an explanation of the claims review procedure. The decision or action of the Plan Administrator shall be final, conclusive and binding on all persons having any interest in the Plan, unless a written appeal is filed as provided in Section 3.3 hereof.

  3.3 Review of Claim. Within 60 days after the receipt by the Participant or Beneficiary of notice of denial of a claim, the Participant or Beneficiary may (a) file a request with the Benefit Administrative Committee that it conduct a full and fair review of the denial of the claim, (b) review pertinent documents and (c) submit questions and comments to the Committee in writing.

  3.4 Decision After Review. Within 60 days after the receipt of a request for review under Section 3.3, the Committee shall deliver to the Participant or Beneficiary a written decision with respect to the claim, except that if there are special circumstances (such as the need to hold a hearing) which require more time for processing, the 60-day period shall be extended to 120 days upon notice to the Participant or Beneficiary to that effect. The decision shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall (a) include the specific reason or reasons for the decision and (b) contain a specific reference to the pertinent Plan provisions upon which the decision is based.

                ARTICLE IV
                PARTICIPATION

  4.1 Participation. Participation in the Plan shall be limited to executives having a job grade level of E14 or above who elect to participate in the Plan by filing a Participation Agreement with the Company. Except as provided below, a Participation Agreement must be filed prior to the April 15th immediately preceding the Plan Year in which the Participant's participation under the agreement will commence, and the election to participate shall be effective on the first day of the Plan Year following receipt by the Company of a properly completed and executed Participation Agreement. A Participant in the
Plan, who is also a participant in the Employer's 1975 Executive Deferred Compensation Plan, may elect to transfer to this Plan all, and not less than all, of the dollar value of his Account A and the dollar value of his Account B under the 1975 Plan. Such election shall be made by delivering to the Company a properly executed Participation Agreement; such an election must be made when the Participant is first eligible for the 1985
Plan.

  4.2 Minimum and Maximum Deferral and Length of
Participation. A Participant may elect in any Participation Agreement to defer a portion of his Base
Salary and Incentive Compensation. However, a Participant may not defer his Incentive Compensation unless the Participant also defers a portion of his Base Salary.
The minimum and maximum amounts that may be deferred under any single Participation Agreement shall be in $100 units and shall be as follows:


                        Minimum Deferral             Maximum Deferral


With respect to initial
Base Salary Deferrals   $300 per month               50% of Base Salary

Subsequent Base Salary
Deferrals               $100 per month               50% of Base Salary

With respect to
Incentive Compensation  25% of Incentive             100% of Incentive
                        Compensation                 Compensation


       (a) With respect to Base Salary deferrals, the dollar amount of deferral elected in each Participation Agreement shall be the amount of Base Salary that will be deferred in each month subject to the Participation Agreement. Each Participation Agreement shall apply to the Participant's Base Salary payable over a period (1) for Participation Agreements first effective before the Transition Date, of either four or eight Plan Years, or
   (2) for Participation Agreements first effective on or after the Transition Date, one Plan Year (or, in either case, until the Participant's retirement, whichever occurs first), commencing with the Plan Year immediately following the Plan Year in which the respective Participation Agreement is filed. The fixed dollar amount of Base Salary deferral applicable over a deferral period shall not be changed by virtue of a change in Base Salary alone.

       (b) With respect to Incentive Compensation deferrals, the deferral percentage selected in each Participation
   Agreement shall apply only to the Participant's
   Incentive Compensation earned in the Plan Year immediately following receipt of the respective
   Participation Agreement.

       (c) From time to time, the Company may increase or decrease the minimum and maximum deferrals set forth above as well as the period for which the deferrals are effective by giving reasonable written notice to the affected Participants. Such changes shall be effective for all Participation Agreements filed thereafter.

       (d) A Participant's election to defer Compensation shall be irrevocable upon the filing of the respective Participation
   Agreement; provided, however, that the deferral of Compensation under any Participation Agreement may be suspended or amended as provided in paragraphs 7.5 or 9.1.

  4.3 Additional Participation Agreements. A Participant may enter into additional Participation Agreements by filing a Participation Agreement with the Company prior to April 15th of any calendar year, stating the amount that the Participant elects to have deferred. Such additional agreements shall be effective as to Compensation paid in Plan Years beginning after the last day of the Plan Year in which the respective agreement is filed with the Company. Each additional Participation Agreement is subject to all of the provisions and requirements set forth in paragraph 4.2, including without limitation, the provisions relating to minimum and maximum deferral amounts and duration of the agreements; provided, that the minimum Base Salary deferral for each additional Participation Agreement shall be $1,200 per year. In addition, the aggregate amount of Base Salary that a Participant may have deferred under this Plan out of his Base Salary for any single Plan Year under all applicable Participation Agreements shall not exceed 50% of his Base Salary, excluding Incentive Compensation. In the event a Participant elects to defer Compensation for a new period, the new election shall be treated as an arrangement for which a separate Deferred Benefit Account shall be maintained and separate Deferred Benefits shall be payable.

                             ARTICLE V
                       DEFERRED COMPENSATION

  5.1 Elective Deferred Compensation. The amount of
Compensation that a Participant elects to defer in the Participation Agreement executed by the Participant, with respect to each Plan Year of participation in the Plan, shall be credited by the Company to the Participant's Deferred Benefit Account throughout each
Plan Year as the Participant is paid the non-deferred portion of Compensation for such Plan Year. The amount credited to a Participant's Deferred Benefit Account shall equal the amount deferred. To the extent that the Employer is required to withhold any taxes or other amounts from the employees' deferred wages pursuant to any state, federal or local law, such amounts shall be taken out of the portion of the Participant's
Compensation which is not deferred under this Plan.

  5.2 Additional Amounts Under Savings Plan and
Retirement Plan.

     (a) Savings Plan. Except for Participants who are officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, to the extent a Participant's deferral of Compensation under this Plan causes a reduction in the Company's contribution for the Participant under the Sprint Retirement Savings
  Plan, the Company shall credit the amount of any such reduction to the Participant's Deferred Benefit
  Account B. For such officers, such reduction shall be credited to Account A.

     (b) Retirement Plan. A Participant shall receive a
  Pension Make-Up Benefit if his deferral of compensation under this Plan causes a reduction in his benefit under the Retirement Plan.

       (1) For purposes of determining a Participant's
     Pension Make-Up Benefit, the benefit which would be payable under the Retirement Plan had the Participant's Pension Make-Up Compensation been his compensation under the Retirement Plan shall be calculated as follows:

          (A) The participant's Pension Make-Up
       Compensation shall be determined.

          (B) The benefit computed under Section
       5.2(b)(1) shall be determined taking into account the limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code.

       (2) The Pension Make-Up Benefit shall be equal to the excess, if any, of (I) the benefit computed under Section 5.2(b)(1) over (II) the benefit payable under the Retirement Plan. For purposes of this Section 5.2(b)(2), it shall be assumed that the benefit computed under Section 5.2(b)(1) and the benefit under the Retirement Plan shall be paid in the form of a single life annuity commencing at the Participant's normal retirement date under the Retirement Plan.

       (3) Distribution of a Participant's Pension Make-Up
     Benefit shall commence on the first day of the month following a Participant's termination of employment which occurs on or after attaining age fifty-five with ten years of service, or upon a termination of employment on or after his Normal
     Retirement Date. If a Participant becomes disabled and is paid a disability pension under the Retirement Plan, distributions under this Plan (A) shall commence within sixty days after the commencement of disability payments under the Retirement Plan, (B) shall cease when disability benefits cease under the Retirement Plan and (C) if ceased, shall recommence at a later date if the Participant is otherwise entitled to receive benefits hereunder. If distribution under this Plan commences before a Participant's normal retirement date under the Retirement Plan, his Pension Make-up
     Benefit shall be reduced in accordance with the early retirement reduction factors that would apply to him under the Retirement Plan at the time such distribution commences.

       (4) Subject to paragraph 5.2(b)(5), retirement benefits under this Plan shall be payable to Participants who are married at the time payment commences in the form of a joint and 50% survivor annuity and to Participants who are not married at that time in the form of a straight life annuity.
     The joint and 50% survivor annuity and life annuity referred to in this paragraph 5.2(b)(4) shall be actuarially equivalent in value to the Participant's Pension Make-Up Benefit.

       (5) In the event that the Committee determines that, under the Federal gift tax law in effect at the time payment of a married Participant's retirement benefit under this plan commences, his receipt of a joint and survivor annuity as provided in paragraph 5.2(b)(4) would result in a gift to his spouse which does not qualify in full for the gift tax marital deduction, his retirement benefit under this law shall not be payable as a joint and 50% survivor annuity. Instead, his retirement benefit under this plan shall be payable in monthly installments over his life expectancy, determined on the date distribution of benefits commences, where the value of those installments are actuarially equivalent to the Pension Make-Up
     Benefit. In such case, if the Participant dies after distribution of the Pension Make-Up Benefit has commenced and before all of the installments are paid, his spouse shall receive the remaining installments. Thereafter, if his spouse dies after installments have commenced, the spouse's estate shall receive the remaining installments. If his spouse is not then alive, his designated beneficiary, as provided in paragraph 8.1, shall receive the remaining installments.

       (6) If a married Participant (A) dies in the service of the Company and before distribution of benefits under this Plan commences and (B) is vested under the Retirement Plan, his spouse shall receive a survivor benefit payable at the earliest date that the Participant could have received benefits under paragraph 5.2(b)(3) had he lived.
     The survivor benefit shall be the survivor annuity for his spouse's life payable under a joint and 50% survivor annuity where the joint and survivor annuity is actuarially equivalent in value to the Pension Make-Up Benefit under paragraph 5.2(b)(2).

  5.3 Additional Payments. The Company also intends that supplemental payments shall be made at death, disability or termination of employment, as the case may be, for any reduction in benefits due to deferrals of Compensation under this Plan in respect of any of the Employer's life insurance or disability plans or Employee Stock Purchase Plan now in existence or adopted after the effective date of this Plan.

  5.4 Vesting of Deferred Benefit Account. A Participant shall be 100% vested in his/her Deferred Benefit Account.

                            ARTICLE VI
                     DEFERRED BENEFIT ACCOUNT

  6.1 Determination of Account. Each Participant's
Deferred Benefit Account, as of each Determination Date, shall consist of the balance of the Participant's
Deferred Benefit Account as of the immediately preceding
Determination Date, plus the Participant's elective deferred compensation withheld since the immediately preceding Determination Date pursuant to paragraph 5.1 and plus amounts credited to the Participant's Deferred
Benefit Account pursuant to paragraphs 6.4 and 6.5. The
Deferred Benefit Account of each Participant shall be reduced by the amount of all distributions, if any, made from such Deferred Benefit Account since the preceding
Determination Date.

  6.2 Type of Deferral. A Participant may elect to have any portion of the amount deferred credited to either
Account A (fixed income return) or to Account B (Share
Units). The initial election shall be made by a properly executed Participation Agreement. With respect to a Participation Agreement first effective before the Transition Date, an election to defer any amount to Account A shall be treated as an election to defer to Account AA, except as set forth below. A separate
Deferred Benefit Account shall be maintained for a Participant's Account A, B, AA, and BB.

  An election to change the apportionment of deferred amounts between Accounts A and B may be made by a Participant filing with the Plan Administrator a revised
Participation Agreement indicating such change on or before April 15th of each calendar year. The revised
Participation Agreement shall be deemed a continuation of the initial Participation Agreement to which it relates for purposes of complying with the provisions of paragraphs 4.2 and 4.3 relating to the minimum and maximum deferrals and duration of the Participation
Agreement. The revised Participation Agreement shall be effective for Plan Years beginning after the date it is filed.

  Deferrals in such Plan Years shall be credited in accordance with the election of the revised
Participation Agreement, provided, however, that an election to allocate a portion of deferrals to Account A in excess of the portion allocated in the Participation
Agreement to be deferred into the fixed income account as of May 1, 1989, shall be deemed to be an election by the Participant to allocate to Account AA a portion of deferrals equal to the portion so allocated to the fixed income account on May 1, 1989, and to allocate to Account A the portion in excess of such portion.

  6.3 Accounts AA and BB. As of the start of business on the Transition Date, all amounts standing to the credit of each Participant in Account A shall be transferred to an Account AA. As of the start of business on the Transition Date, amounts standing to the credit of each Participant in Account B that are attributable to prior transfers from Account A into Account B shall be transferred to an Account BB. The amount of such transfers shall be an amount equal to the sum of the dollar amount of all transfers from Account A to Account
B during the period beginning on the effective date of the Participation Agreement and ending on the Transition
Date. For all purposes of this Plan, except as otherwise noted in this Plan, Account AA shall be treated in the same manner as Account A, and Account BB shall be treated in the same manner as Account B. Compensation earned by employees on or after the Transition Date subject to deferral under a Participation Agreement first effective before the Transition Date shall be credited to Accounts AA and B (in accordance with the Participant's election to allocate such deferrals to Accounts A or B, respectively, in such Participation
Agreements) for such Participation Agreement.

  6.4 Accounts A and AA. As of each Determination Date, the Participant's Deferred Benefit Accounts A and AA shall be increased by the amount of interest earned since the preceding Determination Date. Interest on Accounts A and AA shall be based upon the Interest Yield defined in paragraph 2.14. For Account AA, a Retirement Deferred Benefit Account shall be maintained and increased at the rate specified by the Retirement
Interest Yield and a Termination Deferred Benefit
Account shall be maintained and increased at the rate specified by the Termination Interest Yield. Interest shall be credited on the mean average of the balances of the Deferred Benefit Account on the Determination Date (before crediting the interest) and on the last preceding Determination Date, but after the Deferred
Benefit Account has been adjusted for any contributions or distributions to be credited or deducted for each such day.

  6.5 Accounts B and BB. The monthly amount to be credited to the Participant's Deferred Benefit Account B or BB shall be converted into Share units, or fractions thereof, by dividing the amount to be credited by the market value of a share of the Employer's common stock on the Determination Date. Two sub-accounts shall be maintained for Account BB: a Retirement Deferred Benefit
Account shall include the transfer from Account B into Account BB described in paragraph 6.3 plus amounts transferred from the Account AA Retirement Deferred
Benefit Account, if any, plus additions pursuant to subparagraphs (a) and (b) of this paragraph; a Termination Deferred Benefit Account shall include the transfer from Account B into Account BB described in paragraph 6.3 plus amounts transferred from the Account
AA Termination Deferred Benefit Account, if any, plus additions pursuant to subparagraphs (a) and (b) of this paragraph. The market value of a share of the Company's common stock for purposes other than distributions from Accounts B and BB shall be the closing price for such stock as reported by the New York Stock Exchange on the Determination Date. If no common shares were traded on that date, the immediately preceding day on which trading occurred shall be used.

     (a) For all Participants except Participants subject to liability under Section 16 of the Securities Exchange Act of 1934, when a dividend is declared and paid by the Company on its common stock, an amount shall be credited to the Participant's
  Accounts B and BB as though the same dividend had been paid on the Share Units in such accounts as of the Determination Date immediately preceding the declaration of the dividend, and such amount shall be converted to Share Units. Such amount shall be valued as of the Determination Date immediately preceding the declaration of the dividend.

     (b) For Participants subject to liability under
  Section 16 of the Securities Exchange Act of 1934, subparagraph (a) of this paragraph 6.5 shall apply to balances in Accounts B and BB as of April 30, 1991.
  With respect to Share Units resulting from deferrals or transfers from Account A or Account AA into Account
  B or Account BB on or after May 1, 1991 ("Post May 1,
  1991 Share Units"), when a cash dividend is declared and paid by the Company on its common stock, an amount shall be credited to the Participant's Account A or Account AA, as appropriate, as though the same dividend had been paid on the Post May 1, 1991 Share
  Units as of the Determination Date immediately preceding the declaration of the dividend.

     (c) In the event of a stock dividend, stock split or other corporate reorganization involving the Employer's common stock, the Company shall make equitable adjustment to the number of Share units credited to a Participant's Accounts B and BB as may be necessary to give effect to such change in the Employer's capital structure.

     (d) Share Units in Accounts B and BB shall be converted to an equivalent dollar amount prior to any distribution thereof to a Participant pursuant to
  Article VII. For purposes of distribution, the value of a Share Unit shall be based upon the average market value of a share of the Company's common stock. Such average market value shall be based upon the closing price of the Company's common stock on the New York
  Stock Exchange on the last day (or, if no share traded on such day, the immediately preceding day on which shares traded) for each of the twelve calendar months preceding the date of distribution. If a Participant elects payment in other than a lump sum, Share Units shall be converted to a dollar amount only with respect to each distribution. During the period of distribution, dividends and other equitable adjustments shall be credited to the Participant's
  Accounts B and BB in accordance with paragraphs
  6.5(a). 6.5(b) and 6.5(c). For such purposes, a Participant subject to liability under Section 16 of the Securities Exchange Act of 1934 immediately prior to the event that entitles the Participant to distribution shall be deemed subject to such liability during the period of distribution.

  6.6 Statement of Accounts. The Company shall submit to each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Company deems desirable, setting forth the balance to the credit of such Participant in his Deferred Benefit Accounts A and B and in his Deferred Benefit Accounts AA and BB
(showing separate calculations for each Interest Yield), and in each case, as of the last day of the preceding
Plan Year.

  6.7 Transfer Between Accounts. Within the limitations of this paragraph 6.7, a Participant may elect, by executing an Account Transfer Request: (1) to transfer all or any portion of his Account A to Account B, (2) to transfer all or any portion of his Account B to Account
A, (3) to transfer all or any portion of his Account AA to Account BB, and (4) to transfer all or any portion of his Account BB to Account AA. Such election shall be effective on the last day of the calendar month in which the Plan Administrator timely receives the Participant's executed Account Transfer Request.

     (a) Participants subject to liability under Section
  16 of the Securities Exchange Act of 1934 may request any combination of the foregoing transfers no more than twice in any Plan Year, provided, however, that no such transfer may be made unless a period of at least six months shall have elapsed from the effective date of the most recent such transfer (whether it occurred in the current Plan Year or not) to the effective date of the current transfer.

     (b) Participants not described in paragraph 6.7(a) may make any combination of the foregoing transfers no more than four times in any Plan Year provided, however, that no such transfer may be made unless a period of at least three months shall have elapsed from the effective date of the most recent such transfer (whether it occurred in the current Plan Year or not) to the effective date of the current transfer.

                       ARTICLE VII
                       BENEFITS

  7.1 Benefit for Normal or Early Retirement and
Termination After Age 55. Subject to paragraph 7.6 below, upon a Participant's (i) retirement after reaching the Normal Retirement Date, or (ii) retirement after reaching the Early Retirement Date, or (iii) termination of employment after attaining age 55, he shall be entitled to a Deferral Benefit equal to the amount of his Retirement Deferred Benefit Account determined under paragraph 6.1 hereof as of the Determination Date coincidental with or immediately following such event.

  7.2 Termination of Employment Before Age 55. Upon any termination of service of the Participant before age 55 for reasons other than death or Disability, the Employer shall pay to the Participant, as compensation earned for services rendered prior to his termination of service, a Deferral Benefit equal to the amount of his Termination
Deferred Benefit Account determined under paragraph 6.1 hereof. The Termination Deferred Benefit Account of a
Participant whose employment has terminated shall be paid in a single sum to the terminated Participant within 30 days following termination of employment, if the aggregate balance of the Deferred Benefit Account(s) of such Participant is $20,000 or less. If such aggregate balance of a Participant's Deferred Benefit Account(s) is more than $20,000, payment shall commence pursuant to the Participant's election in the Participation Agreement.

  7.3 Death. If a Participant dies after the commencement of payments of his Deferral Benefit, his Beneficiary shall continue to receive the remaining installments of his Deferred Benefit Account in accordance with the Participant's election pursuant to paragraph 7.6.

  If a Participant dies while employed, prior to any payments of a Deferral Benefit, the aggregate amounts deferred under all Participation Agreements shall be determined as follows:

       (a) In the case of deferrals pursuant to a Participation Agreement first effective before the Transition Date:

           (1) Deferrals of Incentive Compensation shall be the Retirement Deferred Benefit Account value thereof.

           (2) Deferrals of Base Salary pursuant to Participation Agreements requiring a total deferral of less than $15,000 per year allocated to Accounts A and AA pursuant to the Participation Agreement as revised on the date of the Participant's death shall be the greater of (i) the Retirement Deferred Benefit Account value thereof or (ii) ten times the amount of the elected annual Base Salary deferral.

           (3) Deferrals of Base Salary pursuant to
        Participation Agreements requiring a total deferral of $15,000 or more per year allocated to Accounts A and AA pursuant to the Participation Agreement as revised on the date of the Participant's death shall be determined as follows: (i) that portion of the deferral which totals $15,000 per year shall be the greater of (x) the Retirement Deferred Benefit
        Account value thereof and (y) ten times the amount of the elected annual Base Salary deferral, and
        (ii) the portion of such deferral which is in excess of $15,000 per year shall be the Retirement
        Deferred Benefit Account value of such excess.

           (4) Deferrals allocated to Accounts B and BB shall be the Retirement Deferred Benefit Account value thereof.

        (b) In the case of deferrals pursuant to a Participation Agreement first effective on or after the Transition Date, the aggregate amount of all deferrals shall be the Retirement Deferred Benefit
   Account value of Accounts A and B.

        The Deferral Benefit shall be payable as provided for in paragraph 7.6.

        The Deferral Benefit provided above shall be in lieu of all other benefits under this Plan.

  7.4 Disability. In the event of Disability, as defined in paragraph 2.10, while employed by the Employer, prior to the completion of all deferrals provided for under a Participation Agreement, the Employer shall credit to the disabled Participant's Deferred Benefit Account an amount equal to the amount of the Participant's
Agreement to defer during such period of Disability, but not beyond the period elected.

  In the event of Disability prior to termination of employment or the Normal Retirement Date, the disabled
Participant, unless he otherwise elects under this paragraph, shall be entitled to the amount in his Retirement Deferred Benefit Account (rather than his
Termination Deferred Benefit Account) determined under paragraph 6.1 as of the Determination Date next following such Disability, with payments to commence upon attainment of the Participant's Normal Retirement
Date in the form specified in paragraph 7.6(a)(2) and/or
7.6(a)(3) over a 15 year period. Before payments commence under the preceding sentence, a Disabled
Participant may elect, subject to Committee approval upon good cause shown: (i) to accelerate commencement of the payments to any earlier date, but not sooner than 60 days after the onset of Disability and/or (ii) to change the form of payment permitted under paragraph 7.6(a).

  7.5 Suspension of Participation/Failure to Continue
Participation. The Committee, in its sole discretion, may suspend the deferral of a Participant's Compensation upon the advanced written request of a Participant on account of financial hardship suffered by that Participant. A Participant must file any request for such suspension on or before the 15th day preceding the regular payment date on which the suspension is to take effect. The Committee, in its sole discretion, shall determine the amount, if any, that will not be deferred by the Participant as a result of the financial hardship.

  The suspension of any deferrals under this paragraph shall not affect amounts deferred with respect to periods prior to the effective date of the suspension. A
Participant whose deferrals are suspended may not execute a subsequent Participation Agreement that would take effect prior to the beginning of the third Plan
Year following the close of the Plan Year in which the suspension first took effect.

  In the event the Participant ceases to remain a member of the class of employees who are eligible to participate in this Plan, the Participant may elect to suspend the amount of any remaining deferral commitment in the same manner as described for other suspensions in this paragraph, except that Committee approval shall not be required.

  7.6 Form of Benefit Payment

     (a) Upon the happening of an event described in paragraphs 7.1, 7.2, 7.3 or 7.4 above, the Employer shall pay to the Participant or his Beneficiary the amount specified therein in one of the following forms as elected by the Participant in the Participation
  Agreement filed by the Participant:

        (1) A lump sum payment at a time designated in the Participation Agreement but no later than the Participant's Normal Retirement Date.

        (2) With respect to balances in Accounts A and AA, an annual payment of a fixed amount which shall amortize the Deferred Benefit Account balance in equal annual payments of principal and interest over a period from 2 to 20 years. For purposes of determining the amount of the annual payment, the assumed rate of interest on Accounts A and AA shall be the average of the applicable Interest Yield as of each Determination Date for the 60 months preceding the initial annual installment payment.

        (3) With respect to balances in Accounts B and BB, an annual payment over a period from 2 to 20 years. Each payment shall be the value (as determined pursuant to paragraph 6.5 [d]) of the number of Share Units equal to (i) the number of Share Units in the accounts on the Determination
     Date immediately following the event described in paragraph 7.1, 7.2, 7.3 or 7.4, divided by (ii) the number of annual installments elected.

        (4) A Participant may change the form in which his benefits shall be paid by filing a revised
     Participation Agreement indicating such change prior to attaining age 60 and at least 13 months prior to the date upon which the payments to be made are determined. Such revised Participation
     Agreement shall be deemed a continuation of the initial Participation Agreement to which it relates for purposes of complying with the provisions of paragraphs 4.2 and 4.3 relating to the minimum and maximum deferrals and duration of Participation
     Agreements. No such revised Participation Agreement shall change the amount elected to be deferred in the original Participation Agreement, nor the time elected for commencement of benefit payments.

     (b) In the absence of a Participant's election under subparagraph 7.6(a), benefits shall be paid in the form specified in subparagraph 7.6(a)(2) and/or
  7.6(a)(3) over a 15 year period, except as provided in paragraph 7.2. In the event of a Disabled Participant, payment shall be in the form described in paragraph
  7.4.

  7.7 Withholding; Payroll Taxes. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from payments made hereunder any taxes required to be withheld from an employee's wages for the federal or any state or local government.

  7.8 Commencement of Payments. Unless otherwise provided, payments under this Plan shall begin within 60 days following receipt of notice by the Plan Administrator of an event which entitles a Participant (or a Beneficiary) to payments under this Plan, or at such earlier date as may be determined by the Company pursuant to the terms of the plan. All payments shall be made as of the first day of the month.

                           ARTICLE VIII
                      BENEFICIARY DESIGNATION

  8.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries
(both principal as well as contingent) to whom payment under this Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due him under the Plan.

  8.2 Amendments. Any Beneficiary Designation may be changed by a participant by the written filing of such change on a form prescribed by the Company. The filing of a new Beneficiary Designation form will cancel all Beneficiary Designations previously filed.

  8.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant's designated Beneficiary shall be deemed to be the person or persons surviving him in the first of the following classes in which there is a survivor, share and share alike:

       (a) The surviving Spouse;

       (b) The Participant's children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living;

       (c) The Participant's personal representative
     (executor or administrator).

  8.4 Effect of Payment. The payment to the deemed
Beneficiary shall completely discharge the Employer's obligations under this Plan.

                            ARTICLE IX
                 AMENDMENT AND TERMINATION OF PLAN

  9.1 Amendment. The Board may at any time amend the Plan in whole or in part; provided, however, that no amendment shall be effective to decrease or restrict any Deferred Benefit Account at the time of such amendment.

  9.2 Employer's Right to Terminate. The Board may at any time terminate the Plan with respect to new elections to defer if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company. The Board may also terminate the Plan in its entirety at any time, and upon any such termination, each Participant (a) who is then receiving a Deferral Benefit shall be paid in a lump sum, or over such period of time as determined by the Company, the then remaining balance in his Deferred
Benefit Account, and (b) who has not received a Deferral
Benefit shall be paid in a lump sum, or over such period of time as determined by the Company, the balance in his Deferred Benefit Account.

                      ARTICLE X
                      MISCELLANEOUS

  10.1 Unsecured General Creditor. Participants and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Employer
('Policies'). Such Policies or other assets of the Employer shall not be held under any trust for the benefit of Participants or their Beneficiaries or held in any way as collateral security for the fulfilling of the obligations of the Employer under this Plan. Any and all of the Employer's assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Employer. The Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future.

  10.2 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

  10.3 Not a Contract of Service. The terms and conditions of this Plan shall not be deemed to constitute a contract of service between the Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein.
Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him at any time.

  10.4 Protective Provisions. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.

  10.5 Applicable Law. The Plan, and any Participation
Agreement related thereto, shall be governed by the laws of the State of Kansas, without regard to the principles of conflicts of law.

  10.6 Alcatel Employees. Employees who transferred to the joint venture with Alcatel, N.V. (the "Joint Venture")
December 31, 1993, shall not be deemed a retirement or termination of employment. When such transferred employees retire or terminate employment with the Joint Venture (other than by reason of a transfer to employment with the Company or an affiliate of the Company), or if prior to such retirement or termination of employment, the Company ceases to own at least a 49 percent interest in the Joint Venture
(or such lesser percentage as determined by the Organization and Compensation Committee of the Company), the transferred employees shall be considered to have retired or terminated employment.